Exhibit 99.1

NEWS RELEASE

CONTACT:
Edward B. Kornfeld
Chief Executive Officer
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300

FOR IMMEDIATE RELEASE

PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
ENDED MARCH 31, 2007

Syosset, NY - May 11, 2007, - Porta Systems Corp. (OTC.BB:PYTM) today reported operating income from continuing operations for the quarter ended March 31, 2007 of $666,000 compared to operating income from continuing operations of $1,006,000 for the quarter ended March 31, 2006. The Company reported net income from continuing operations of $199,000, $0.02 per share (basic and diluted), versus net income from continuing operations of $687,000, $0.06 per share (basic and diluted), for the quarters ended March 31, 2007 and 2006, respectively. Net income for the quarter ended March 31, 2007, including a loss from discontinued operations of $34,000, was $165,000, $0.02 per share (basic and diluted), compared to net income of $605,000, including a loss from discontinued operations of $82,000, $0.06 per share (basic and diluted), for the quarter ended March 31, 2006.

Sales from continuing operations were $8,202,000 for the quarter ended March 31, 2007 versus $7,938,000 for the quarter ended March 31, 2006, an increase of approximately $264,000 (3%). Copper Connection/Protection sales were $6,801,000 for the quarter ended March 31, 2007 versus $6,488,000 for the quarter ended March 31, 2006, an increase of $313,000 (5%). The increase for the quarter is a result of an increase in sales in our CPE division from sales generated in North America, slightly offset by a decrease in revenue from British Telecommunications. During this year, we have experienced a significant drop off of our orders from British Telecommunications installers, although direct sales to British Telecommunications remain vigorous. Signal Processing sales for the quarter ended March 31, 2007 were $1,388,000 versus $1,412,000 for the quarter ended March 31, 2006, a decrease of $24,000 (2%).

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Porta Systems Corp. Press Release	Page 2
May 11, 2007

The overall gross margin from continuing operations was 32% for the quarter ended March 31, 2007, compared to 34% for the quarter ended March 31, 2006. The decrease is primarily related to a change in product mix sold to British Telecommunications from the higher gross profit DSL products to the lower margin local loop unbundling products and a negotiated price decrease on products sold to British Telecommunications.

Operating expenses from continuing operations for the quarter ended March 31, 2007 increased by $247,000 (15%), compared to the first quarter of 2006. The increase relates primarily to increased expenses in our Line segment for advertising and commissions as our marketing activities for this segment were increased during the first quarter of 2007, and increased general and administrative costs, primarily due to expenses related to our debt restructuring effort.

Interest expense increased for the quarter by $144,000 primarily because of an additional $181,000 of interest accrued on our senior debt under the terms of our extension agreement relating to the senior debt. We do not accrue interest on the entire amount of the senior debt of approximately $23,550,000 under the terms of our agreement with the holder of our senior debt. Interest has accrued from February 7, 2007 on $10,000,000 of senior debt at 12.5%.

The Company’s Copper Connection/Protection business unit operated profitably during the first quarter ended March 31, 2007, with operating income of $1,062,000. The Signal Processing unit operated profitably during the first quarter, with operating income of $418,000.

On February 7, 2007, Cheyne Special Situations Fund L.P. purchased our senior debt of approximately $23,400,000 from SHF IX, LLC and subsequently extended the maturity of the senior debt to October 1, 2007. We are engaged in negotiations with respect to a restructure of our senior and subordinated debt, and we anticipate that any such restructure will result in a very significant dilution of our common stock holders and will require the approval of the holders of our subordinated debt. If we are unable to obtain the necessary consents, we may be unable to effect a restructure of our debt. If the senior debt holder does not extend the maturity date of our obligations or demands payment of all or a significant portion of our obligations due to the senior lender, we will likely seek protection under the Bankruptcy laws.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

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Porta Systems Corp. Press Release	Page 3
May 11, 2007

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2006 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2006 and the Form 10-Q for the quarter ended March 31, 2007. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

-See accompanying table-

Porta Systems Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
Quarter ended March 31, 2007
(in thousands except per share amounts)

	2007	2006

Sales	$8,202	$7,938

Gross profit	2,620	2,713

Total operating expenses	1,954	1,707

Operating income from continuing operations	666	1,006

Interest expense, net of interest and other income	(441)	(296)

Income before income taxes	225	710

Income tax expense	(26)	(23)

Income from continuing operations	199	687

Discontinued operations:
Loss from discontinued operations (net of zero taxes)	(34)	(82)

Net income	$165	$605

Per share data:

Basic per share amounts:
Continuing operations	$0.02	$0.06
Discontinued operations	--	--
Net Income per share	$0.02	$0.06
Weighted average shares
outstanding	10,076	10,076

Diluted per share amounts:
Continuing operations	$0.02	$0.06
Discontinued operations	--	--
Net Income per share	$0.02	$0.06
Weighted average shares
outstanding	10,111	10,106

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